As filed with the U.S. Securities and Exchange Commission on June 2, 2025

Registration No. 333-283705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Grande Group Limited
(Exact name of registrant as specified in its charter)

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British Virgin Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 2701, 27/F., Tower 1,
Admiralty Center, 18 Harcourt Road,
Admiralty, Hong Kong
Tel: +852 3890 3601

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yuning “Grace” Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1-212-588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1-212-530-2206

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-283705) of Grande Group Limited is being filed for the purpose of filing Exhibit 15.1 and 23.1. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers)

Section 132 of the BVI Companies Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Amended and Restated Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The underwriting agreement in connection with this Offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

On August 6, 2020, Grande Group Limited (formerly known as Hero Intelligence Group Limited), was incorporated. On August 20, 2020, Grande Group Limited issued 45 Ordinary Shares and 55 Ordinary Shares respectively to two shareholders. On January 17, 2023, as part of the reorganization, the said two shareholders transferred their respective 45 Ordinary Shares and 55 Ordinary Shares to Grande Holding Limited (formerly known as Homei Holdings Inc.), for the consideration of HK$6,480,000 and HK$7,920,000, respectively. Subsequent to the transfers, Grande Group Limited became wholly owned by Grande Holding Limited.

On June 4, 2024, the then sole shareholder of the Company, Grande Holding Limited, approved a share subdivision of its issued and unissued shares at a ratio of 100,000 for one (1), pursuant to which each of the Company’s existing issued and unissued ordinary share with a par value of US$1.00 each has been subdivided into 100,000 shares with a par value of US$0.00001 each, and all the subdivided shares be ranked pari passu in all respects with each other (the “Share Subdivision”). Prior to the Share Subdivision, the Company was authorized to issue a maximum of 50,000 ordinary shares with a par value of US$1.00; and subsequent to the Share Subdivision, the Company was authorized to issue a maximum of US$50,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.00001 each, and after such Share Subdivision, the number of issued and outstanding shares in the Company was 10,000,000 ordinary shares of a par value of US$0.00001 each, of which all were held by Grande Holding Limited.

On July 4, 2024, Grande Holding Limited entered into Sale and Purchase Agreements with each of Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited, respectively. Pursuant to the Sales and Purchase Agreements, Grande Holding Limited sold, and Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited acquired, 4.9%, 4.8% and 4.7% equity interests in Grande Group Limited at the consideration of US$27,480, US$26,919 and US$26,358, respectively. On the same date, Grande Holding Limited executed the instrument of transfers whereby Grande Holding Limited transferred 490,000, 480,000 and 470,000 ordinary shares, out of its 10,000,000 ordinary shares, to Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited, respectively. Subsequent to the transfers, Grande Group Limited is owned as to 8,560,000, 490,000, 480,000 and 470,000 ordinary shares by Grande Holding Limited, Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited.

On November 11, 2024, the Company passed board resolutions and shareholders resolutions approving that:

(i)     the maximum number of shares the Company authorized to issue are re-classified and divided from 5,000,000,000 shares of one class, US$0.00001 par value, into (a) 4,950,000,000 Class A Ordinary Shares, US$0.0001 par value each; and (b) 50,000,000 Class B Ordinary Shares, US$0.00001 par value each;

(ii)    amongst of which, the 4,940,000,000 authorized but unissued shares are re-designated into 4,940,000,000 Class A Ordinary Shares; and 50,000,000 authorized but unissued shares be re-designated into 50,000,000 Class B Ordinary Shares; and

(iii)   the 10,000,000 authorized and issued shares, held as to 8,560,000, 490,000, 480,000 and 470,000 ordinary shares by Grande Holding Limited, Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited, respectively, are re-designated into 8,560,000, 490,000, 480,000 and 470,000 Class A Ordinary Shares held by each, respectively.

On November 11, 2024, the Company also adopted its Amended and Restated Memorandum and Articles of Association which became effective on November 18, 2024.

On November 18, 2024, the Company further issued 6,634,000, 379,750, 372,000 and 364,250 Class A Ordinary Shares to Grande Holding Limited, Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited, respectively, and 5,000,000 Class B Ordinary Shares to Grande Holding Limited.

Subsequently, the Company has 17,750,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares are issued and outstanding, of which (i) 15,194,000, 869,750, 852,000 and 834,250 Class A Ordinary Shares are held by Grande Holding Limited, Beyond Worth Limited, Charming Apex Limited and Merleos Technology Limited, respectively; and (ii) 5,000,000 Class B Ordinary Shares are held by Grande Holding Limited.

The transactions were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)     Exhibits.

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association
5.1†	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain BVI tax matters
8.1†	Opinion of David Fong & Co., Solicitors regarding certain Hong Kong tax matters (included in Exhibit 99.1)
8.2†	Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)
10.1†	Employment Agreement between the Registrant and Ms. Yujie, CHEN, Registrant’s director and Chief Executive Officer and Chair of the Board, dated June 11, 2024
10.2†	Employment Agreement between the Registrant and Mr. Ying Wo Sammy, HO, Registrant’s director, dated June 11, 2024
10.3†	Employment Agreement between the Registrant and Mr. Ka Wing Eric, LAW, Registrant’s Chief Financial Officer, dated June 11, 2024
10.4†	Employment Agreement between the Grande Capital Limited, Registrant’s Operating Subsidiary, and Mr. Ying Wo Sammy, HO, dated December 1, 2023
10.5†	Employment Agreement between the Grande Capital Limited, Registrant’s Operating Subsidiary, and Mr. Mr. Ka Wing Eric, LAW, dated March 19, 2024

Exhibit No.	Description
10.6†	Tenancy Agreement of Suite 2701, 27/F., Tower 1, Admiralty Center, 18 Harcourt Road, Admiralty, Hong Kong, dated April 1, 2023
10.7†	Form of Independent Director Offer Letter
14.1†	Code of Business Conduct and Ethics
14.2†	Executive Compensation Recovery Policy
14.3†	Insider Trading Policy
15.1*	Letter in Lieu of Consent of WWC, P.C., an independent registered public accounting firm
21.1†	List of Subsidiaries
23.1*	Consent of WWC, P.C.
23.2†	Consent of Ogier (included in Exhibit 5.1)
23.3†	Consent of Loong & Yeung, Hong Kong counsel to the Registrant
23.4†	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)
23.5†	Consent of China Commercial Law Firm, PRC counsel to the Registrant
23.6†	Consent of Migo Corporation Limited
99.1†	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters
99.2†	Audit Committee Charter
99.3†	Compensation Committee Charter
99.4†	Nominating Committee Charter
99.5†	Consent of Henry Cheuk Sang, Wong, Independent Director Nominee
99.6†	Consent of Jin, Li, Independent Director Nominee
99.7†	Consent of Sing Kwong Simon, Lam, Independent Director Nominee
107†	Filing Fee Table

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*        Filed herein

†        Previously filed

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on June 2, 2025.

Grande Group Limited
By:	/s/ Yujie, CHEN
Yujie, CHEN Chief Executive Officer and the Chair of the Board, (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Yujie, CHEN	Chief Executive Officer and the Chair of the Board	June 2, 2025
Yujie, CHEN	(Principal Executive Officer)
/s/ Ka Wing Eric, LAW	Chief Financial Officer	June 2, 2025
Ka Wing Eric, LAW	(Principal Financial and Accounting Officer)
/s/ Ying Wo Sammy, HO	Director	June 2, 2025
Ying Wo Sammy, HO

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on June 2, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.